EXHIBIT 99.1

Investor Contact:

Rubenstein Investor Relations
Tim Clemensen
(212) 843-9337
TClemensen@RubensteinIR.com

Alico, Inc. Announces Fiscal Year 2013 First Quarter Dividend and Sets Annual Meeting Date

Per share dividend of eight cents to be paid on January 14, 2013

Fort Myers, FL, October 1 , 2012 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an agriculture and rural land management company, announced that its Board of Directors, at a meeting held on September 27, 2012, declared a fiscal year 2013 first quarter cash dividend in the amount of $0.08 per share on its outstanding common stock. The dividend is to be paid to shareholders of record as of December 28, 2012, with the payment expected on January 14, 2013.

In other actions, the Board of Directors set December 28, 2012, as the record date for shareholders eligible to vote at the Company’s Annual Meeting which will be held at 10:00 A.M. on February 22, 2013. The Annual Meeting will be held in the Alico Arena at Florida Gulf Coast University, 10501 FGCU Blvd. South, Fort Myers, FL 33965-6565.

We expect to release earnings and other information concerning the financial condition of the company as of and for its fiscal year ended September 30, 2012, on or around December 6, 2012.

About Alico

Alico, headquartered in Fort Myers, FL, is an agriculture and rural land management company operating in Central and Southwest Florida. Alico owns approximately 130,300 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, FL. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc. visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.